Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

CERO THERAPEUTICS HOLDINGS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	9,615,385	$7.49	$72,019,233.65	0.0001531	$11,026.15

Total Offering Amounts:							$72,019,233.65		11,026.15
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$11,026.15

__________________________________________
Offering Note(s)

(1)	Represents the shares of common stock, $0.0001 par value per share (the “Common Stock”), of CERo Therapeutics Holdings, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

Consists of 9,615,385 shares of Common Stock, issuable upon conversion of 10,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), based upon the registration of 300% of the number of shares into which the Series D Preferred Stock is convertible and conversion at the Floor Price of $3.12.

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on August 4, 2025, as reported on the Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A